Exhibit 10.1

Employment Agreement

Agreement effective December 7, 2006, between MapInfo Corporation, One Global View, Troy, New York 12180 ("MapInfo" or "Company"), and JOHN C. CAVALIER ("Cavalier").

1.     EMPLOYMENT AND TERM

1.1     Upon execution of this Employment Agreement (the "Agreement"), it is hereby acknowledged that this agreement and any exhibits hereto, constitute the entire understanding between the parties, and all previously executed employment agreements, together with any addendums (including the agreement effective May 1, 2002) previously executed by both parties, are hereby null and void. No waiver or modification of the terms hereof shall be valid unless in writing and signed by both parties and only to the extent therein set forth.

1.2     MapInfo agrees to continue employment of Cavalier, and he agrees to serve as MapInfo's Chairman, subject to his election to the Board of Directors. This position shall not have executive officer status.

1.3     Cavalier shall devote his best efforts to fulfilling his responsibilities to MapInfo. He shall use his individual expertise to the extent possible for effective profit operation of the company, as well as the growth of the business, subject to the control, discretion and approval of the Board of Directors.

1.4     As the position of Chairman is elected annually by the Board of Directors, Cavalier's employment is at all times subject to the discretion of the Board of Directors.

1.5     Term. The term of this Agreement shall begin on December 7, 2006, and continue until the date of the Company's 2008 Annual Meeting of Stockholders, expected to be in February 2008 (the "Term"), unless terminated earlier pursuant to Section 5 below.

2.     COMPENSATION AND BENEFITS

2.1     From the effective date of this Agreement until the date of the Company's 2007 Annual Meeting of Shareholders (the "2007 Annual Meeting Date"), the Company shall pay to Cavalier a base salary at the rate of Two Hundred Twenty Thousand ($220,000) per annum, payable in accordance with the Company's standard payroll practices. For the period commencing on the 2007 Annual Meeting Date and ending on the expiration of the Term, the Company shall pay to Cavalier a base salary of One Hundred Twenty Thousand ($120,000) payable in one lump sum on the 2007 Annual Meeting Date. Except as set forth in this Agreement, Cavalier shall not be entitled to any additional compensation during the Term of this Agreement.

2.2     During the Term of this Agreement, the Company shall reimburse Cavalier for all reasonable out-of-pocket expenses incurred in connection with the performance of his duties hereunder, payable in accordance with the standard expense account procedures of MapInfo.

2.4     During the Term of this Agreement, Cavalier shall be entitled to participate on the same basis and subject to the same qualifications as other employees of the Company in any disability, pension, life insurance, health insurance, hospitalization and other fringe benefit plans in effect and in accordance with the written terms of said plans which shall be controlling.

2.5     During the Term of this Agreement, the Company shall purchase such additional medical, disability, life insurance and/or other fringe benefit programs of Cavalier's choosing up to a maximum amount of Forty Thousand Dollars ($40,000.00) per annum. Additionally, the Company requires, and shall pay all expenses of, an annual physical for Cavalier at the Mayo Clinic, or equivalent executive health program, to the extent such expenses are not covered by the Company's existing health insurance plan. The income tax implications of all of this compensation shall be the responsibility of Cavalier.

2.6     If, during the Term of this Agreement, Cavalier has or would have completed a minimum of ten (10) years' service with MapInfo and is terminated by MapInfo without Cause, Cavalier may elect continued healthcare insurance coverage (which will include medical and dental) subject to the conditions set forth below:

2.6.1     If Cavalier elects continued healthcare insurance coverage, he shall in writing notify MapInfo of his election within sixty (60) continuous days of the effective date of his termination.

2.6.2     If Cavalier elects continued healthcare insurance coverage, Cavalier's cost for such coverage will be equal to the lesser of (i) 30% of the applicable COBRA premium charged for similar coverage or (ii) 100% of the cost charged to active employees for similar coverage; provided, however, in no event will Cavalier's cost for such coverage be greater than 50% of the total employer/employee cost for such coverage.

2.6.3     In the event that Cavalier's participation in any such plan, program, or arrangement of the Company or successor company is prohibited, the Company or successor company will arrange to provide Cavalier with benefits substantially similar to those which Cavalier would have been entitled to receive under such plan, program, or arrangement, for the same period that MapInfo or the successor company provides healthcare insurance benefits to active employees.

2.7     At the expiration of the term of this Agreement, the Agreement will automatically terminate.

3.     INTELLECTUAL PROPERTY, CONFIDENTIAL INFORMATION AND NON-COMPETITION

Cavalier reaffirms his previously executed Employee Intellectual Property, Confidential Information and Non-Competition Agreement, a copy of which is attached hereto.

4.     IRREPARABLE INJURY

4.1     Both parties hereto recognize that the services Cavalier will render during the Term of his employment are special, unique and of extraordinary character, and Cavalier acknowledges that any violation by him of Section 3 of this Agreement may cause the Company irreparable injury.

4.2     In the event of a breach or threatened breach by Cavalier of the provisions of Section 3, MapInfo shall be entitled to an injunction restraining Cavalier from violating the terms thereof, and from providing any confidential information to any person, firm, corporation, association or other entity, whether or not Cavalier is then employed by, or an officer, director, or owner thereof.

4.3     Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from Cavalier.

5.     EARLY TERMINATION

Definititions for purposes of this Agreement:

5.1     "Cause" shall be defined and limited to (i) the willful and continued failure by Cavalier to substantially perform his duties hereunder (other than any such failure resulting from Cavalier's incapacity due to physical or mental illness); (ii) conviction for any crime other than simple offenses or traffic offenses; (iii) breach of Cavalier's fiduciary responsibilities to the Company; (iv) conduct reflecting moral turpitude; (v) commission of fraud, embezzlement, theft or misappropriation of company funds or property; (vi) or gross misconduct in Cavalier's dealings with or on behalf of the Company; (vii) violation of federal securities laws; and/or (viii) breach of any duty of confidentiality owed the Company.

"Change in Control of the Company" shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a)     Any person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company, in substantially the same proportions as their ownership of stock of Owner Company), becomes the beneficial owner, directly or indirectly, of securities of the Company, representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities;

(b)     At any time during any twelve-month period, individuals who at the beginning of such period cease to constitute a majority of the Board of Directors of the Company during such twelve-month period for any reason (except for death, disability or retirement); or

(c)     The stockholders of the Company approve: (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition of all or substantially all the Company's assets; or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy-five percent (75%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

"Change of Control Date" shall mean the first date during the Term on which a Change in Control occurs. Anything in the Agreement to the contrary, notwithstanding, if Cavalier's employment is terminated and if reasonably demonstrated by Cavalier that such a termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the "Change in Control Date" shall mean the date immediately prior to the date of such termination of employment.

"Date of Termination" shall mean:

(a)      if Cavalier's employment is terminated by his death, the date of his death;

(b) if Cavalier's employment is terminated by reason of his disability (mental or physical), Sixty (60) days after Notice of Termination is given (provided that Cavalier shall not have returned to the performance of his duties on a full-time basis during such sixty (60) day period);

(c) if the Company terminates Cavalier's employment for Cause, the date the Notice of Termination is given or later, if so specified in such Notice of Termination; and

(d)     if Cavalier's employment is terminated for any other reason, the date on which a Notice of Termination is given.

"Notice of Termination" shall mean a written notice to the other party that Cavalier is terminating or to be terminated for one of the reasons set forth in this Agreement.

5.2     Cavalier's employment hereunder may be terminated prior to the expiration of the Term by the Company or Cavalier for any reason, with or without Cause.

5.3     Any termination of Cavalier's employment by the Company or by Cavalier shall be communicated by written Notice of Termination to the other party hereto.

6.     COMPENSATION UPON EARLY TERMINATION OR DISABILITY

6.1     If Cavalier's employment is terminated prior to the expiration of the Term, the Company shall have no further obligations to Cavalier under this Agreement as of the Date of Termination.

6.2     Upon any Change in Control of the Company, where Cavalier is not the surviving Chairman, or is offered a position not acceptable to him, then, at his option, his employment shall terminate upon such Change in Control, and:

6.2.1     The Company or controlling company shall pay Cavalier as severance pay an amount equal to One Hundred Twenty Thousand Dollars ($120,000);

6.2.2     The Company shall continue Cavalier's health and dental insurance coverage for three (3) years on the same terms as provided to other company employees;

6.2.3     At Cavalier's election, the severance pay will be payable either as a lump sum or in such installment amounts as Cavalier may request by the date of termination; and

6.2.4     Payment of the above severance payments and benefits shall be contingent upon Cavalier's execution of a General Release of the Company or controlling company, which will be substantially in the format of the document attached hereto as Exhibit "A."

6.3     Upon a Change in Control of the Company, all unexpired and unvested options issued to Cavalier prior to the date of this Agreement to purchase common stock of the Company shall immediately vest as of the Change in Control Date, for such period of time and upon such terms as are provided in the plan under which the options were granted. Any options to purchase common stock of the Company issued to Cavalier after the date of this Agreement shall not be subject to the automatic acceleration of vesting contained in this Section 6.3.

7.     NOTICES

All communications and notices hereunder shall be in writing and either personally delivered or mailed to the party at the address set forth in the records of the company. Notices to MapInfo shall be addressed to the attention of the Board of Directors of MapInfo Corporation, with a copy to the President and CEO of MapInfo Corporation.

8.     SUCCESSORS

8.1     Under this Agreement, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, or substantially all, of the Company's business and/or assets, will be required to expressly assume and agree to comply with this Agreement in the same manner and to the same extent that the Company would be required to comply as if no such succession had taken place. Failure of the Company (or any successor to its business and/or assets) to obtain such agreement prior to the effectiveness of any such succession shall, at Cavalier's option to treat it as such, be a breach of this Agreement, except for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

8.2     This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns; provided, however, that except as provided in this Section 8, this Agreement may not be assigned by either of the parties hereto. If Cavalier should die while any amounts would still be payable to him, all such amounts earned, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Cavalier's designee or, if there be no such designee, to Cavalier's estate.

9.     ARBITRATION

9.1      Except as otherwise provided in Section 4 above, any dispute or claim relating to or arising out of employment with the Company, whether based on contract (including the interpretation of this Agreement), tort, alleged discrimination or harassment under any federal (including the Age Discrimination in Employment Act of 1967), state or local law, alleged whistleblowing, alleged retaliation or otherwise, but not including statutory claims of workplace injury and workers compensation, shall be referred to final and binding arbitration in accordance with the applicable National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect at the time the claim or dispute arose. The AAA Rules can be accessed on the Internet at www.adr.org.

9.2          A party who wants to refer a dispute or claim to arbitration will file a notice to arbitrate with the AAA and simultaneously send a copy of the notice to the other party.

9.3     MapInfo will pay the AAA filing fee. The parties will jointly and in equal shares pay the arbitrator's fees.

9.4     The parties will mutually agree on an arbitrator within fourteen (14) days of the filing of the notice to arbitrate with the AAA. If the parties fail to agree on an arbitrator, an arbitrator will be selected from the list of arbitrators provided by the AAA and in accordance with the AAA's arbitrator-selection rules and procedures.

9.5     The arbitrator will permit each party such discovery as the arbitrator deems appropriate in the circumstances of the claims. In exercising his or her discretion regarding discovery, the arbitrator will be guided by the Federal Rules of Procedure as applied and interpreted by the federal courts in the Second Circuit.

9.6     The arbitration hearing will be held in the Albany metropolitan area (which includes MapInfo's corporate office located in Troy. New York, if the parties so agree).

9.7     The arbitrator shall have the authority to determine the dispute or claim, and may grant any relief authorized by law or as the arbitrator deems just and equitable.

9.8     The arbitrator will issue within twenty-one (21) days of the arbitration hearing a written determination and award which will set forth the arbitrator's findings of fact and conclusions of law in support of the determination and award.

9.9     The parties will accept the arbitrator's determination and award as final and binding.

9.10     Any claim or dispute subject to arbitration shall be deemed waived, and shall be forever barred, if a notice to arbitrate is not filed with the AAA within six (6) months of the date the claim or dispute first arose.

10.     RELEASE OF CLAIMS

10.1     Cavalier voluntarily release and forever waives any and all claims known or unknown he has or may have against the Company, its shareholders, officers, board of directors, employees, agents, representatives or insurers arising from any conduct (act or omission) that occurred through the date of his executing this Agreement. This waiver and release pertains to any and all causes of action including, but not limited to. any alleged violation of: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967; the New York State Human Rights Law, and any other local, county or municipal human rights or employment discrimination law, tort (whether intentional, negligent, or otherwise), or any claim for damages, costs, fees, or other expenses including attorneys' fees incurred in these matters, including legal fees to review and advise Cavalier regarding this Agreement.

10.2     Cavalier confirms that he has had up to twenty-one (21) days to consider this waiver of his right to a trial and the courts of the U.S. and the general release set forth in Section 10.1 above and also has been informed of his right to revoke this waiver within seven (7) days of executing this Agreement. Cavalier further confirms he has agreed to these waivers freely and voluntarily.

11.     GOVERNING LAW AND FORUM

11.1     This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the choice of law provisions thereof. The parties herein consent to the exclusive jurisdiction of the New York State Supreme Court, County of Rensselaer, or the United States District Court for the Northern District of New York, as may be applicable, for any disputes and claims arising under Sections 3 or 4 above that are not subject to arbitration under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date and year first above written.

MAPINFO CORPORATION
/s/ John C. Cavalier	BY: /s/ Mark Cattini
JOHN C. CAVALIER	MARK CATTINI
Date: 12/7/06	President and Chief Executive Officer
(duly authorized)
Date: 12/7/06